Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
KIPS BAY MEDICAL, INC.
     The undersigned, being of full age, for the purpose of forming a corporation under and pursuant to the Delaware General Corporation Law, as amended, hereby adopts the following Certificate of Incorporation:
ARTICLE 1 - NAME
     The name of the corporation is Kips Bay Medical, Inc.
ARTICLE 2 - REGISTERED OFFICE AND AGENT
     The registered office of the corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.
ARTICLE 3 - PURPOSES
     The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE 4 - CAPITAL STOCK
     4.1) The aggregate number of shares the corporation has authority to issue shall be 50,000,000 shares, which shall have a par value of $.01 per share, and which shall consist of 40,000,000 common shares and 10,000,000 undesignated shares. The Board of Directors has the authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more series of Preferred Stock and to fix the powers, preferences, rights and limitations of such class or series.
     4.2) No holder of shares of the corporation of any class now or hereafter authorized has any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class now or hereafter authorized, or any options or warrants for such shares, which may at any time be issued, sold or offered for sale by the corporation.

     4.3) No holder of shares of the corporation of any class now or hereafter authorized shall be entitled to cumulative voting.
ARTICLE 5 - MEETINGS AND BOOKS
     5.1) Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. Elections of directors need not be by written ballot unless and except to the extent that the Bylaws so provide. Any action required to or which may be taken at a meeting of stockholders of the corporation may be taken without a meeting if authorized by a writing signed by all of the holders of shares who would be entitled to vote upon the action at a meeting for such purpose.
     5.2) The books of the corporation may be kept within or (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.
ARTICLE 6 - INCORPORATOR
     The name and mailing address of the incorporator are as follows:
Manny A. Villafana
1482 Hunter Drive
Minneapolis, MN 55391
ARTICLE 7 - LIMITATION OF DIRECTOR LIABILITY
     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article 7 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification
ARTICLE 8 - INDEMNIFICATION
     8.1) The corporation shall indemnify, to the fullest extent authorized or permitted by law as now enacted or hereafter amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or by reason of the fact that such person, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as a director, officer, employee or agent.
     8.2) The corporation shall, to the fullest extent authorized or permitted by law as now enacted or hereafter amended, pay the expenses (including attorneys’ fees) incurred by persons identified in the preceding Section 8.1 in defending such action, suit or proceeding in advance of the final disposition of the same.
     8.3) The rights conferred on any person pursuant to this Article 8 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statutes, Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.
     8.4) The Board of Directors may authorize the purchase and maintenance of insurance for the purpose of such indemnification or other rights granted pursuant to this Article 8, against expense liability or loss, whether or not the corporation would have the power to indemnify such persons against such expense, liability or loss under the Delaware General Corporation Law, as now enacted or hereafter amended.
     8.5) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 8 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE 9 - BYLAWS
     The Board of Directors is expressly authorized to make and alter Bylaws of this corporation, subject to the power of the stockholders to change or repeal such Bylaws and subject to any other limitations on such authority provided by the General Corporation Law of Delaware.
     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 1st day of May, 2007.

/s/ Manny A. Villafana
Manny A. Villafana
Incorporator

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